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                                   BRYAN CAVE
                                 245 PARK AVENUE
                            NEW YORK, NEW YORK  10167

                                  June 13, 1995

Enzo Biochem, Inc.
60 Executive Boulevard
Farmingdale, New York  11735

Dear Sirs:

          We refer to the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission relating to 494,928 shares of Common Stock, $.01 par value per share (the "Shares"), of Enzo Biochem, Inc. (the "Company").

          We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is duly incorporated and existing under the laws of the State of New York;

          2. The Shares, including those issuable upon exercise of the Warrants referred to in the Registration Statement of which this is an Exhibit, have been duly authorized; and

          3. The Shares (including those issuable upon due exercise of the Warrants in accordance with their terms) being sold by the selling stockholders, when sold as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

          We hereby consent to the use of this opinion in the above-mentioned Registration Statement and to the reference to our name under the heading "Legal Opinions" in the Prospectus constituting a part of such Registration Statement.

                               Very truly yours,

                               BRYAN CAVE